PLANTRONICS, INC.
EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”) is made and entered into by and between Tom Puorro (“Executive”) and Plantronics, Inc., a Delaware corporation (the “Company”), effective as of May 14, 2019 (the “Effective Date”).

RECITALS

1.    Executive is employed by the Company or one of its affiliates in a key employee capacity and the Executive’s services are valuable to the conduct of the business of the Company.

2. The Compensation Committee of the Board of Directors of the Company (the “Committee”) believes it is in the best interests of the Company and its stockholders to specify the terms and conditions on which Executive will receive severance in the event that Executive separates from service with the Company and its affiliates under the circumstances set forth in this Agreement.

3. If Executive and the Company are currently party to a Change of Control Severance Agreement, then such agreement is being amended and restated in its entirety as of the Effective Date by this Agreement.

4.    Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and thereafter, this Agreement will renew automatically for successive one (1) year terms (the “Additional Terms”) unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. If Executive becomes entitled to benefits under Section 4 during the Initial Term or any Additional Term, this Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as provided in any employment agreement entered into between the Company and Executive, and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

3. Change of Control. Notwithstanding anything to the contrary herein, in the event of a Change of Control, the Change of Control Severance Agreement set forth in Exhibit A shall supersede and replace this Agreement in all respects.

4.    Severance Benefits.

(a) Termination without Cause. If the Company terminates Executive’s employment with the Company without Cause, and Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) (“Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the Release (such deadline, the “Release Deadline”), then subject to the terms and conditions in this Section 4, Executive will receive the following:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid salary, bonus and vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company or its affiliates, subject to the limitations set forth in subsection (ii).

(ii) Severance Payments. Executive will receive (A) continuing payment (less applicable withholding taxes), in accordance with the timing and process of the Company’s or its affiliates’ regular payroll practices (subject to the timing provisions of Section 4(b)), of Executive’s annual base salary as in effect immediately prior to Executive’s termination date for a period of twelve (12) months following Executive’s termination of employment; and (B) a lump sum cash payment, to be made on the first regular payroll date following sixty (60) days after the date of termination, equal to 100% of Executive’s annual target incentive bonus for the year in which the termination of employment occurs or, if Executive’s target incentive bonus has not yet been established for the year, the prior year’s target incentive bonus (in each case, less applicable withholding taxes) (the “Bonus Payment”). For the avoidance of doubt, the Bonus Payment shall be in lieu of, not in addition to, any annual bonus to which Executive would otherwise become entitled for performance during the year in which the termination of employment occurs.

(iii) COBRA. If Executive timely elects continued group health plan continuation coverage under COBRA or a state or local equivalent, then the Company shall pay the full amount of Executive’s premiums on behalf of Executive for Executive’s continued coverage under the Company’s group health plans, including coverage for Executive’s eligible dependents, for twelve (12) months or until such earlier date on which Executive becomes eligible for health coverage from another employer (the “COBRA Payment Period”). The level of coverage will be the same (if possible) as the level of coverage selected by Executive and in effect at the time of Executive’s termination. Notwithstanding the foregoing, if Executive timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law or violating Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), then in lieu of paying the employer portion of the COBRA premiums on Executive’s behalf, the Company will instead pay to Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to 200% of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.

(iv) Outplacement. The Company will provide reasonable and customary outplacement assistance to Executive at the Company’s cost for twelve (12) months following termination of employment.

(v) Equity Awards. Any equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units that have been granted), outstanding as of the date of such termination will be treated as provided in the applicable plan document and award agreement.

(b)    Timing of Payments.

(i) If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will the payments or benefits contemplated by Section 4(a)(ii)-(v) be paid or provided until the Release actually becomes effective and irrevocable. Any payments or benefits under Section 4(a) that would be considered Deferred Compensation Severance Benefits (as defined in Section 4(h)(i)) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(h). Except as required by Section 4(h), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.

(ii)    If Executive should die before amounts payable pursuant to Section
4(a)(i)(ii) and (v) have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated voluntarily by Executive or for Cause by the Company, then:

(i) Accrued Compensation and Benefits. The Company will pay Executive all accrued but unpaid salary, bonus and vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company or its affiliates.

(ii) Severance or Other Benefits. Executive will not be entitled to receive severance or other benefits except for those (if any) as may then apply to Executive under the Company’s or its affiliates’ then existing severance and benefits plans and practices or pursuant to other written agreements with the Company or its affiliates, including, without limitation, the

Polycom Long-Term Cash Plan or Polycom, Inc. 2016 Long Term Incentive Plan, to the extent applicable.

(d)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then:

(i) Accrued Compensation and Benefits. The Company will pay Executive all accrued but unpaid salary, bonus and vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company or its affiliates.

(ii) Severance or Other Benefits. Executive will not be entitled to receive severance or other benefits except for those (if any) as may then apply to Executive under the Company’s or its affiliates’ then existing severance and benefits plans and practices or pursuant to other written agreements with the Company or its affiliates, including, without limitation, the Polycom Long-Term Cash Plan or Polycom, Inc. 2016 Long Term Incentive Plan, to the extent applicable.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 4(a), the provisions of Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).

(f)    Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or other benefits payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or other benefits that are considered deferred compensation under Section 409A of the Code (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then, to the extent required for compliance with Section 409A, any Deferred Compensation Separation Benefits that are payable as a result of Executive’s separation from service within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one
(1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(g) Other Requirements. Executive’s receipt of any payments or benefits under this Section 4 will be subject to Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this Agreement.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 and Section 4(a) respectively will be either:

(a)    delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), cancellation of accelerated vesting of equity awards; reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and
4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)    Cause. “Cause” will mean Executive’s termination only upon:

(i) Executive’s willful failure (A) to comply with the Company’s policies and practices applicable to the Company’s employees in similar job positions or to the Company’s employees generally or (B) to follow the reasonable instructions of Executive’s supervisor;

(ii)    Executive’s engaging in willful misconduct which is demonstrably and materially injurious to the Company;

(iii)    Executive’s committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company; or

(iv) Executive’s breaching in any material respect the terms of this Agreement or the Employee Patent, Secrecy and Invention Agreement between Executive and the Company.

(b)    Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Company’s Board of Director (the “Board”) will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) C hange in O wnership of a S ubst anti al P ortion of the C ompan y’s As sets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) Disability. “Disability” will mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(d) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation
1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section
401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7.    Successors.

(a)     The Company’s Successors . Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Arbitration.

(a) The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Cruz County, California.

(c) Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Executive understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Executive is waiving his or her right to a jury trial. Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

9.    Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause will be communicated by a notice of termination to Executive hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause, and will specify the termination date (which will be not more than ninety
(90) days after the giving of such notice).

10.    Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of May 14, 2019.

COMPANY                PLANTRONICS, INC.

By: /s/ Joseph B. Burton____________________
Joseph B. Burton

Title:    President and Chief Executive Officer

EXECUTIVE                By:     /s/ Tom Puorro
Tom Puorro

Title:    Executive Vice President,
General Manager Group Systems

[Signature Page to Executive Severance Agreement]

Exhibit A

PLANTRONICS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (this “COC Agreement”) is made and entered into by and between Tom Puorro (“Executive”) and Plantronics, Inc., a Delaware corporation (the “Company”), as of the date indicated on the signature page hereto.

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

2. The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.    Certain capitalized terms used in the COC Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of COC Agreement. This COC Agreement will become effective upon a Change of Control and will remain in effect for twenty-four (24) months following such Change of Control (the “Change of Control Protection Period”). Following the Change of Control Protection Period, this COC Agreement will be of no further force and effect; provided that, if Executive becomes entitled to benefits under Section 4 during the term of this COC Agreement, the COC Agreement will not terminate until all of the obligations of the parties hereto with respect to this COC Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination that occurs other than during the Change of Control Protection Period, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this COC Agreement or as provided in any other employment agreement entered into between the Company and Executive, and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

3. Change of Control. In the event of a Change of Control, and subject to Executive’s continued employment with the Company through the effective date of such Change of Control, all outstanding equity awards will vest according to the vesting schedule specified in the 2003 Stock Plan.

4.    Change of Control Benefits.

(a) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason, and such termination occurs during the Change of Control Protection Period, and Executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) (“Release”) and provided that such Release becomes effective and irrevocable no later than sixty
(60) days following the termination date or such earlier date required by the Release (such deadline, the “Release Deadline”), then subject to this Section 4, Executive will receive the following:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid salary, bonus and vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company or its affiliates, subject to the limitations set forth in subsection (ii).

(ii) Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to the sum of (A) 100% of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control, (B) that prorata portion or all of Executive’s annual target incentive bonus that Executive has earned but not yet been paid (disregarding the requirement that the participant must have been employed by the Company as of the date of payout to earn any portion of or all of their annual incentive bonus); and (C) an additional 100% of Executive’s annual target incentive bonus for the year in which the severance payment under this COC Agreement set forth in this Section 4(a)(ii) is triggered.

(iii) COBRA Payment. Executive will receive a lump sum cash payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue her or his group health coverage as in effect on the date of her or his termination for herself or himself and her or his eligible dependents, multiplied by twenty-four (24), which payment will be made less applicable withholdings and regardless of whether the Executive elects COBRA continuation coverage.

(iv) Equity Awards. Any equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units that have been granted, whether vested or unvested) outstanding as of the date of such termination will vest in full as to 100% of the unvested portion of the award (at the target level for any such awards that have performance goals).

(b)    Timing of Payments.

(i) Executive will forfeit any rights to severance or benefits under this COC Agreement if the Release does not become effective by the Release Deadline. In no event will the payments or benefits contemplated by Section 4(a)(ii)-(iv) be paid or provided until the Release actually becomes effective. Any payments or benefits under Section 4(a) that would be considered Deferred Compensation Severance Benefits (as defined in Section 4(h)(i)) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(h). Except as required by Section 4(h), any installment payments that would have been made to Executive during the sixty
(60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this COC Agreement.

(ii) Unless otherwise required by Section 4(b)(i) or Section 4(h), the Company will pay any severance payments in a lump-sum payment payable within thirty (30) days following Executive’s termination date; provided, however, that no severance or other benefits will be paid or provided until the Release becomes effective and irrevocable, and any severance amounts or benefits otherwise payable between Executive’s termination date and the date such release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company is terminated voluntarily by Executive or for Cause by the Company, then:

(i) Accrued Compensation and Benefits. The Company will pay Executive all accrued but unpaid salary, bonus and vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company or its affiliates.

(ii) Severance or Other Benefits. Executive will not be entitled to receive severance or other benefits except for those (if any) as may then apply to Executive under the Company’s or its affiliates’ then existing severance and benefits plans and practices or pursuant to other written agreements with the Company or its affiliates, including, without limitation, the Polycom Long-Term Cash Plan or Polycom, Inc. 2016 Long Term Incentive Plan, to the extent applicable.

(d)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then:

(i) Accrued Compensation and Benefits. The Company will pay Executive all accrued but unpaid salary, bonus and vacation, expense reimbursements, wages, and other benefits due to Executive under any plans, policies, and arrangements provided by the Company or its affiliates.

(ii) Severance or Other Benefits. Executive will not be entitled to receive severance or other benefits except for those (if any) as may then apply to Executive under the Company’s or its affiliates’ then existing severance and benefits plans and practices or pursuant to other written agreements with the Company or its affiliates, including, without limitation, the Polycom Long-Term Cash Plan or Polycom, Inc. 2016 Long Term Incentive Plan, to the extent applicable.

(e)    Section 409A.

(i) Notwithstanding anything to the contrary in this COC Agreement, no severance payable to Executive, if any, pursuant to this COC Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this COC Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then, to the extent required for compliance with Section 409A, the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service as a result of such separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this COC Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this COC Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this COC Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A- 1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this COC Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(f) Other Requirements. Executive’s receipt of any payments or benefits under this Section 4 will be subject to Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this COC Agreement.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this COC Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 and Section 4(a) respectively will be either:

(a)    delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), cancellation of accelerated vesting of equity awards; reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon

Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 5.

6.    Definition of Terms. The following terms referred to in this COC Agreement will have the following meanings:

(a)    Cause. “Cause” will mean Executive’s termination only upon:

(i) Executive’s willful failure, (A) to comply with the Company’s policies and practices applicable to the Company’s employees in similar job positions or to the Company’s employees generally or (B) to follow the reasonable instructions of Executive’s supervisor;

(ii)    Executive’s engaging in willful misconduct which is demonstrably and materially injurious to the Company;

(iii) Executive’s committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company; or

(iv) Executive’s breaching in any material respect the terms of this Agreement or the Employee Patent, Secrecy and Invention Agreement between Executive and the Company.

(b)    Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Company’s Board of Directors (the “Board”) will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) C hange in O wnership of a S ubst anti al P ortion of the C ompan y’s Assets . A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) Disability. “Disability” will mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(d) Good Reason. “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i) A material reduction in Executive’s base compensation as in effect immediately prior to such reduction not including a substantially similar reduction that applies to all similarly situated executives;

(ii) The assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities, provided that such removal results in a material diminution of Executive’s authority, duties, or responsibilities with the Company;

(iii) A material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than twenty- five (25) miles from Executive’s current location); or

(iv)    the failure of the Company to obtain the assumption of this COC Agreement by a successor and/or acquirer.

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation
1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7.    Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this COC Agreement and agree expressly to perform the obligations under this COC Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this COC Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this COC Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Arbitration.

(a) The Company and Executive each agree that any and all disputes arising out of the terms of this COC Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section
1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair

Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Cruz County, California.

(c) Remedy. Except as provided by the Act and this COC Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this COC Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Executive understands that this COC Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This COC Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this COC Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he or she has carefully read this COC Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this COC Agreement and fully understand it, including that Executive is waiving his or her right to a jury trial. Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this COC Agreement.

9.    Notice.

(a) General. Notices and all other communications contemplated by this COC Agreement will be in writing and will be deemed to have been duly given when personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this COC Agreement. Such notice will indicate the specific termination provision in this COC Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

10.    Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this COC Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this COC Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this COC Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this COC Agreement are for convenient reference only and do not form a part of this COC Agreement.

(d) Entire Agreement. This COC Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this COC Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this COC Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this COC Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this COC Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this COC Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this COC Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This COC Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this COC Agreement, in the case of the Company by its duly authorized officer, as of May 14, 2019.

COMPANY                PLANTRONICS, INC.

By:    /s/ Joe B. Burton________________________
Joseph B. Burton

Title:    Chief Executive Officer

EXECUTIVE                By:    /s/Tom Puorro
Tom Puorro

Title:    Executive Vice President
General Manager Group Systems

[Signature Page to Change of Control Severance Agreement]